Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ReGen Biologics, Inc. 1991 Stock Option Plan, the ReGen Biologics, Inc. 1999 Stock Option Plan, the ReGen Biologics, Inc. 1993 Directors’ Stock Option Plan, the ReGen Biologics, Inc., Chief Executive Officer Stock Option Plan and Agreement and the ReGen Biologics, Inc. Executive Vice President Stock Option Plan and Agreement to be filed on November 19, 2003, of our report dated March 31, 2003, with respect to the consolidated financial statements of ReGen Biologics, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 14, 2003